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                      FAMILY STEAK HOUSES OF FLORIDA, INC.
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                        (Ryans Family Steak House Logo)
                             2113 FLORIDA BOULEVARD
                          NEPTUNE BEACH, FLORIDA 32266
                             ---------------------

                                                                   June 28, 1999

Dear Fellow Shareholders:

     This will probably be our last letter to you regarding the latest takeover attempt by Bisco. If you are not convinced yet that control by Bisco is a bad thing for your investment, I urge you to read this letter and carefully consider what we have to say. A BOARD CONTROLLED BY FOUR BISCO EMPLOYEES WILL NOT HELP INCREASE THE VALUE OF YOUR STOCK!

     I want to respond to some of Bisco's half-truths and attempts to confuse you in their previous letters.

     - CURRENT MANAGEMENT HAS AN EXCELLENT RELATIONSHIP WITH THE FRANCHISOR AND LENDER AND BISCO IS WORRIED ABOUT IT. Incredibly, Bisco states in their letter that relations would "likely improve" if they gain control. HOWEVER, KEY PERSONNEL WITH THE COMPANY'S FRANCHISOR HAVE GIVEN CURRENT MANAGEMENT A VOTE OF CONFIDENCE. THEY HAVE ALSO EXPRESSED CONCERN OVER A BISCO TAKEOVER. This franchise relationship is one of the most important ingredients in the value of your stock. Any change to Bisco control jeopardizes this relationship.

     - BISCO REPRESENTATIVES ON THE BOARD OF DIRECTORS HAVE DONE NOTHING TO
       INCREASE SHAREHOLDER VALUE.   They make it sound as though it is the
       fault of the "old board" that no strategic transaction has taken place. They don't mention that they have been part of that board for 18 months and have not made one proposal that was significantly new or different to increase shareholder value!

     - BISCO CRITICIZES CHANGE IN CONTROL PAYMENTS WHICH THEY CAUSED AND
       RECENTLY ENCOURAGED MANAGEMENT TEAM MEMBERS TO ACCEPT!   Just as most
       companies do, our Company gave four key members of management change in control provisions in their employment agreements as a result of the original Bisco takeover attempt two years ago. When a company is a target of a takeover attempt, it is difficult to keep good management personnel or attract any new management people to come into that environment.

       To illustrate how hypocritical Bisco is, board member Jay Conzen of Bisco actually called Mr. Alexander and encouraged him to consider his personal situation and take the change in control payment, in an attempt to convince us not to fight this latest takeover attempt. Is this the type of board you want running your company?

     - BISCO IS TRYING TO MISLEAD YOU REGARDING THE HARMFUL TAX CONSEQUENCES OF
       THEIR PLANNED ASSET SALE.   Based on an analysis by Deloitte & Touche,
       L.L.P., there would be a significant amount of income tax due if Bisco carried out their plan to sell the Company's assets, assuming they demand a high price, which is their stated intention. On the other hand, the Company's plan to sell the stock in the Company and distribute the cash to you involves no corporate income tax at all.

     - IF THE COMPANY IS SOLD, BISCO SAYS THE CASH LEFT OVER SHOULD BE RETAINED
       AND INVESTED BY THEM -- WE SAY IT SHOULD BE YOURS!   If you want to
       invest in the electronic distribution business, you can do so yourself after the Company's board distributes the proceeds of any sale to you. Bisco would rather retain the cash and use it for acquisitions of companies in their industry. Isn't that a little self-serving? Once again, we will distribute the cash to you!

     - BISCO'S LEVEL OF STOCK OWNERSHIP DOES NOT GIVE THEM THE RIGHT TO MAKE
       DECISIONS FOR EVERY ONE OF THE COMPANY'S 5,000+ SHAREHOLDERS.   Remember
       that Bisco invested so much money in our Company because they wanted to take it over, not to make your investment worth more. In the process, they acquired shares in violation of SEC rules and bought a lot of our stock with their employees' retirement money! Are these the kind of decisions you want made with YOUR INVESTMENT in the future? Bisco doesn't tell you that the reason Mr. Conzen and Mr. Ceiley didn't get stock options was that they signed a Standstill and Settlement Agreement with the Company not to buy any more shares -- and then asked the board to change the agreement for their benefit to let them have more shares. Since we were prohibited by the Standstill Agreement from giving options, we paid the two Bisco directors $10,000 in cash. That is the exact same value the other directors received in the form of options.

     - BISCO SAYS THAT HAVING A BOARD OF DIRECTORS CONSISTING OF FOUR BISCO
       EMPLOYEES IS "DIVERSE EXPERIENCE".   Our proposed slate of directors
       includes only two management employees, two representatives of Bisco, and three other outside directors who have a long history of service with publicly held companies. Which is more diverse?

     - THE BISCO BOARD HAS LITTLE OR NO EXPERIENCE RUNNING A PUBLIC
       COMPANY -- AND IT SHOWS!   As demonstrated by Bisco's violation of SEC
       rules -- and the order issued by the SEC to "cease and desist" committing further violations, they apparently are not aware of SEC requirements. They criticized the Company's other directors for not buying stock over the last several months, when they should have known that all directors were prohibited from doing so because they had material inside information about events at the Company. It is critical to know how to comply with SEC rules and regulations when you are on the board of a publicly held company, and the Bisco people have not demonstrated that skill!

     - BISCO WILL "GROW THE COMPANY" -- BUT HAS NO EXPERIENCE IN THE
       BUSINESS!   We are not sure how Bisco plans to grow the Company faster than it has been by current management, since they have no experience in the business. Additionally, didn't they say they plan to sell the assets? Allow me to clarify the Company's plan -- we will continue to implement current management's plan of selling under-performing stores and opening new high volume restaurants with the support of our franchisor. We would only sell the Company if we were offered a premium price, which we would present to you, the shareholders, first for approval prior to taking any action.

     - BISCO HIGHLIGHTS THE COMPANY'S LOSSES OVER THE LAST TWO YEARS, WHEN THEY
       WERE ON THE BOARD!   The plan implemented by the present management
       reduced losses from $1,424,000 in 1997 to $709,000 in 1998. Bisco themselves contributed more than $400,000 of the loss in 1997 and 1998 with their takeover attempt of the Company. These losses also included $759,000 in "asset valuation charges", which is a non-cash item caused by the implementation of a new accounting rule beginning in 1997. These charges were due to the declining market value of two Company restaurants and had nothing to do with management.

       To further demonstrate the recent improvement, the Company earned $.10 per share in the 1st quarter of 1999, a 42% improvement over 1998. You will note that Bisco offers no suggestions to improve profitability of the Company, other than they support management's plan to close under-performing stores and build new restaurants in better locations.

     We realize many of you have held the stock for a long time, and are tired of not seeing it increase in value. As fellow shareholders, we are just as anxious as you are to increase the value of the stock. We urge you to consider the two alternatives carefully. YOU MAY SUPPORT THE CURRENT BOARD OF DIRECTORS WITH AN ANNOUNCED PLAN TO IMPROVE SHAREHOLDER VALUE AND A DIVERSE BOARD OF DIRECTORS, or vote for four Bisco employees who want to sell the assets and invest the money in the electronic distribution business.

     Remember, if the Company is sold, we will distribute the cash proceeds to you, the shareholders. Bisco will not! If the Company is not sold, and there is certainly no assurance that it ever will be, our board of directors has a plan to increase shareholder value, as well as the support of our franchisor and lender in moving the Company forward, experience in running a publicly held company, and a diverse makeup to represent all shareholders.

     Your vote is important! If you have not already done so, please sign date and return the enclosed white proxy card sent to you by management. DO NOT return the gold proxy card. IF YOU HAVE ALREADY RETURNED THE GOLD CARD, YOU MAY CHANGE YOUR VOTE BY SIGNING AND RETURNING THE ENCLOSED WHITE CARD.

     We would be happy to talk to you about any questions that you may have. You may call Ed Alexander or me at (904) 249-4197. Thank you for your support and consideration.

                                          Sincerely,
                                          /s/ Lewis E. Christman, Jr.

                                          Lewis E. Christman, Jr.
                                          President & Chief Executive Officer